Exhibit 99.1
Landec Corporation Amends Credit Agreement

SANTA CLARA, CA – July 16, 2020 – Landec Corporation (Nasdaq: LNDC) (the “Company”), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., today announced its entry into an amendment to its credit agreement with its syndicate of lenders on July 15, 2020.

Brian McLaughlin, the Company’s Chief Financial Officer, stated, “We believe we made significant progress in fiscal 2020 to enhance the Company’s future cash flow to support the growth objectives of both our businesses. We are in the midst of a process to strengthen our balance sheet through monetizing certain assets, optimizing our cost structure and implementing a rigid capital expenditure budget. As we are able to monetize these assets, we intend to use the proceeds to pay down debt from current levels. Our lenders recognize and support the milestones and progress we’ve reached in turning around Curation Foods, and in agreeing to this amendment, have added enhanced flexibility with respect to our future leverage ratios under our credit agreement, which we believe will help facilitate our strategic objectives. Lifecore continues to generate sustainable profitable growth and we are confident that Curation Foods has established a foundation that we can build from. We look forward to demonstrating improved performance in the quarters ahead, enabling us to maximize shareholder value across our business portfolio.”

The amendment provides a limited default waiver with respect to the Company’s noncompliance under its credit agreement through the most recent fiscal period. The amendment also increases the Company’s permitted exclusions for certain unusual, extraordinary or one-time cash items for purposes of calculating EBITDA for the fiscal quarter ending February 28, 2021 and thereafter (other than for purposes of calculating the applicable interest rate) from 10% to 20% of EBITDA.  In addition, the amendment includes certain restrictions on the Company’s aggregate capital expenditures through May 31, 2021, and the Company will incur a 50 basis point increase in the applicable interest rates thereunder, which represents an anticipated aggregate increase of approximately $1 million in interest costs to the Company during fiscal 2021, assuming approximately $191 million in borrowings outstanding for the entire period, as compared to the interest rate prior to the amendment. In connection with the amendment, the Company incurred one-time loan amendment fees and expenses equal to approximately $0.3 million in aggregate.
About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements
Certain statements in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which involve certain risks and uncertainties that could cause actual results to differ materially, including such factors as, among others, the timing and expenses associated with the Company’s operations; the impact of the COVID-19 pandemic on us, our business, our customers, or the economy generally; the anticipated success of the Company’s pending strategic initiatives, including the timing of such initiatives and the Company’s ability to recognize anticipated annual savings on its anticipated timeline, or at all, the ability of the Company to negotiate future amendments to its existing Credit Agreement successfully, or at all, the ability of the Company to achieve acceptance of new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting the Company’s business, the timing of regulatory approvals necessary to operate the Company’s business, the Company’s ability to successfully integrate Yucatan Foods into the Curation Foods business, the mix between domestic and international sales and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management or the Company. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Contact Information:
Investor Relations:
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com